June 2008 Pricing Sheet dated June 19, 2008 relating to Preliminary Terms No. 693 dated June 16, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS based on a Basket of U.S. Equity Indices due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JUNE 19, 2008
Issuer:	Morgan Stanley
Maturity date:	June 30, 2011
Original issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	June 19, 2008
Original issue date:	June 26, 2008 (5 business days after the pricing date)
Aggregate principal amount:	$3,045,000
Basket:	Basket indices	Bloomberg ticker symbol	Basket index weighting	Initial basket index value	Multiplier
	S&P 500®/Citigroup Growth Index	SGX	40%	667.70	0.059907144
	S&P 500®/Citigroup Value Index	SVX	34%	666.93	0.050979863
	S&P 400® Midcap Index	MID	13%	869.67	0.014948199
	S&P 600® Smallcap Index	SML	13%	389.78	0.033352147
Payment at maturity per Buffered PLUS:
•  If the final basket value is greater than the initial basket value:
$1,000 + leveraged upside payment
The payment at maturity is not capped.
•  If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial basket value:
$1,000
•  If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 10% from the initial basket value:
($1,000 x basket performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	110%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	100, which is the basket closing value on the pricing date.
Final basket value:	The basket closing value on the valuation date.
Basket setting date:	For each basket index, the pricing date.
Buffer amount:	10%
Basket performance factor:	final basket value / initial basket value
Basket closing value:
Basket closing value on any date is the sum of the products of the closing value of each of the basket indices and the applicable multiplier for each of the basket indices. See "Basket –Multiplier" above.

Valuation date:	June 28, 2011, subject to adjustment for non-index business days and certain market disruption events.
Maximum payment at maturity:	There is no maximum payment at maturity on the Buffered PLUS.
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	6174467F0
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$20	$980
Total	$3,045,000	$60,900	$2,984,100

(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

“Standard & Poor’s®,” “S&P®,” “Standard & Poor’s 500®,” “S&P 500®,” “Standard & Poor’s Smallcap 600® Index,” “S&P Smallcap Index,” “S&P® 500/Citigroup Value Index,” “The S&P® 500/Citigroup Growth Index,” “S&P 400®,”  “Standard & Poor’s 400®,” “Standard & Poor’s 600®,” “S&P 600®” and “500®” are all trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies makes no representation regarding the advisability of investing in the Buffered PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 693 dated June 16, 2008
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.